Exhibit 99.1

COMPANY CONTACT:

Nancy Baldwin

Investor Relations

630-771-6708

NanoUltra™ by Nanophase Technologies Revolutionizes the

Architectural Glass Cleaning Industry

Innovative NanoUltra™ Product Line Utilizes

Nanotechnology to Keep Architectural Windows Clean

Romeoville, IL, January 27, 2010 – Nanophase Technologies Corporation (Nasdaq: NANX), a technology leader in the development of advanced nanoengineered products, today launched NanoUltra™ Super Hydrophilic Window Technology, their new line of architectural glass cleaning products, at the International Window Cleaning Association (IWCA) Convention in Reno, Nevada. The NanoUltra™ product line is targeted for the approximately $600 million U.S. professional window cleaning and restoration market which includes over 10,000 window cleaners.

“The introduction of NanoUltra™, our first commercial product family, dovetails perfectly into our business strategy of identifying an industry’s unmet needs and taking the solutions directly to the end users within the industry,” said Nanophase president and chief executive officer Jess Jankowski. “We couldn’t be happier with today’s product launch at an international convention showcasing state-of-the-art products for a large potential market, professional window cleaning and restoration. We are currently establishing our distribution channels and look forward to keeping our customers, shareholders and the financial community updated, as our NanoUltra™ sales and marketing campaign continues to unfold.”

Nanophase vice president of sales and marketing David Nelson commented, “Architectural windows present an exciting new market with untapped potential for nano-based products. Our goal is to establish the technology in the professional industry and then expand into the consumer market which we believe also offers significant potential.”

Nelson continued, “Our revolutionary NanoUltra™ product line gives professional window cleaners, window restoration specialists, and building managers the opportunity to provide the next generation of window cleaning technology that truly makes windows shine, while keeping them cleaner longer than traditional window washing.”

In conjunction with the NanoUltra™ introduction, Nanophase launched a product-specific website, www.nano-ultra.com, to showcase the products and provide in-depth product information, including a list of distributors and their contact information.

About NanoUltra™ Super Hydrophilic Window Technology

NanoUltra™ Super Hydrophilic Window Technology keeps windows cleaner longer than traditional window washing by providing an invisible protection to the surface of glass. The NanoUltra™ products impart a protection to the glass surface that is hydrophilic, allowing

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NanoUltra™ by Nanophase Technologies Revolutionizes the Architectural

Glass Cleaning Industry

water to create a sheeting action that washes away dirt and grime. These revolutionary products also accelerate drying time, resulting in virtually spot and streak free windows.

This high-performance product works using a two-step application method. First, NanoUltra™ Super Hydrophilic Window Pretreatment, a nano cerium oxide based product, is applied to provide both a chemical and mechanical polishing mechanism that restores glass to ‘like new’ condition. Then the NanoUltra™ Super Hydrophilic Treatment product is applied to maintain the super hydrophilic surface property and give windows the ultimate shine.

The results can provide significant benefits to building owners and managers, professional window cleaners and window restoration specialists. In addition to potentially reducing liability and cleaning costs for the building owners, the NanoUltra™ technology offers up-sell and new business development opportunities for those servicing these patrons.

About Nanophase Technologies

Nanophase Technologies Corporation (NANX), www.nanophase.com, is a leader in nanomaterials technologies and provides nanoengineered products and solutions for multiple industrial product applications. Using a platform of patented and proprietary integrated nanomaterial technologies, the Company creates products with unique performance attributes from two ISO 9001:2000 and ISO 14001 facilities. Nanophase delivers commercial quantity and quality nanoparticles, coated nanoparticles, and nanoparticle dispersions in a variety of media.

Forward-Looking Statements

This press release contains words such as “expects,” “shall,” “will,” “believes,” and similar expressions that are intended to identify forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements in this announcement are made based on the Company’s current beliefs, known events and circumstances at the time of publication, and as such, are subject in the future to unforeseen risks and uncertainties that could cause the Company’s results of operations, performance and achievements to differ materially from current expectations expressed in, or implied by, these forward-looking statements. These risks and uncertainties include, without limitation, the following: a decision by a customer to cancel a purchase order or supply agreement in light of the Company’s dependence on a limited number of key customers; uncertain demand for, and acceptance of, the Company’s nanocrystalline materials; the Company’s manufacturing capacity and product mix flexibility in light of customer demand; the Company’s limited marketing experience; changes in development and distribution relationships; the impact of competitive products and technologies; the Company’s dependence on patents and protection of proprietary information; the ability to satisfy and maintain minimum listing requirements of the NASDAQ Global Market; the resolution of litigation in which the Company may become involved; and other factors described in the Company’s Form 10-K filed March 25, 2009, and subsequently amended. In addition, the Company’s forward-looking statements could be affected by general industry and market conditions and growth rates. Except as required by federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties or other contingencies.

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